

Alice Neel (b. 1900—d.1984)



In 2021, her Met retrospective was well received with rave reviews and high attendance records, leading to a steady increase in the artist's secondary market. Nine out of her top ten auction records were set since the Met retrospective opening.

INVESTMENT THESIS

Initial Offering Price
$1,785,000

Offering Circular
sec.gov

Similar Sales | Record Price



$2.50m
$2m
$1.50m
$1m
$500k
$0

Annual Growth of Record Price
18.9%

Sharpe Ratio (2002-2023) | watch video

Alice Neel	Not enough data
S&P 500	0.50

38% Progress

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Alice Neel

(b. 1900—d.1984)

Why we like this offering

1. The Artwork is a quintessential example of a double portrait by Alice Neel, in her expressive portrait painting style.
2. Auction records for artworks similar in scale and period are led by *Pregnant Bette Homitzky* (1968), which sold for $1,865,000 at Christie's New York on May 17, 2023, followed by *Jackie Curtis as a Boy* (1972), which sold for $1,754,000 at Sotheby's in November 2023, and *Jackie Curtis* and Rita Red (1970), which sold for $1,650,500 at Sotheby's in November 11, 2009.
3. On May 17, 2023, *The De Vegh Twins* (1975) set a new auction record for a different, double figure portrait painting by Neel when it sold for $2,591,000 at Christie's New York.
4. Alice Neel focused her portrait practice on illustrating people she knew in her life. The Artwork portrays a New York gallerist and his then wife, both of whom Alice Neel knew personally. At the time, McKee worked at Marlborough Gallery and championed Alice Neel's work, introducing her to Upper West Side dealers, gallerists, and critics.
5. Alice Neel famously referred to herself as a "collector of souls," meaning she was more interested in representing the depth of her subjects' personalities and relationships rather than representing a flattering image of their physical appearance. To this point, she encouraged her subjects to pose however felt most natural to them.
6. Alice Neel often left the backgrounds of her portraits unfinished, focusing the viewer's attention on her sitting figures.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2023 Total Auction Sales	2023 Auction Lots Sold	All Time Record Price
$7,186,310	10	$2,500,000

Turnover by Year



9M
6.7M
4.5M
2.2M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned



Sold
Unsold
11
8.25
5.5
2.75
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$1,785,000**
Offering Circular	sec.gov/edgar

Painting





About Alice Neel

Alice Neel (January 28, 1900 – October 13, 1984) was an American visual artist, who was known for her portraits depicting friends, family, lovers, poets, artists, and strangers. Her career spanned from the 1920s to 1980s. Her paintings have an expressionistic use of line and color, psychological acumen, and emotional intensity. She pursued a career as a figurative painter during a period when abstraction was favored, and she did not begin to gain critical praise for her work until the 1960s.Her work contradicts and challenges the traditional and objectified nude depictions of women by her male predecessors — Wikipedia

INVEST NOW

ALICE

NEEL

b. 1900 – d. 1984, UNITED STATES



$1,785,000

INITIAL OFFERING

13.8%	19.2%
ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]	RECORD PRICE GROWTH[2]

Oil on canvas | 60 × 40 in.

Alice Neel is considered one of the greatest portrait artists of the twentieth century.

The Artwork is a prime example of a double portrait by Alice Neel, in her expressive portrait painting style. Alice Neel focused her portrait practice on illustrating people she knew in her life. The Artwork portrays a New York gallerist and his then wife, both of whom Alice Neel knew personally. At the time, McKee worked at Marlborough Gallery and championed Alice Neel's work, introducing her to Upper West Side dealers, gallerists, and critics. Alice Neel often left the backgrounds of her portraits unfinished, focusing the viewer's attention on her sitting figures. Alice Neel famously referred to herself as a "collector of souls," meaning she was more interested in representing the depth of her subjects' personalities and relationships rather than representing a flattering image of their physical appearance. To this point, she encouraged her subjects to pose however felt most natural to them. The Artwork is a double portrait of a married couple sitting on a muted mauve couch. The blue-eyed, brown-haired man wears a blue suit with a patterned tie. His arm wraps around his wife, a green-eyed, blonde woman who wears a black shift dress with red and yellow stripes. She leans forward gently, relaxing her arms on his knee. Both figures gaze slightly in opposite directions, avoiding eye contact with the viewer and each other. The background remains intentionally unfinished with sketchy brushstrokes that imply the interior walls of a classic pre-war New York apartment. On May 17, 2023, The De Vegh Twins (1975) set a new auction record for a portrait painting by Neel when it sold for $2,591,000 at Christie's New York. Auction records for artworks similar in scale and period are led by Pregnant Bette Homitzky (1968), which sold for $1,865,000 at Christie's New York on May 17, 2023, followed by Jackie Curtis as a Boy (1972), which sold for $1,754,000 at Sotheby's New York on November 15, 2023, and Jackie Curtis and Rita Red (1970), which sold for $1,650,500 at Sotheby's New York on November 11, 2009.

NEEL'S AUCTION RECORDS ARE LED BY DR. FINGER'S WAITING ROOM (1966), WHICH SOLD FOR $3,030,000 AT CHRISTIE'S NEW YORK ON MAY 13, 2021, THE DE VEGH TWINS (1975), WHICH SOLD FOR $2,591,000 AT CHRISTIE'S NEW YORK ON MAY 17, 2023, AND LIGHT (1980), WHICH SOLD FOR $2,310,000 AT CHRISTIE'S NEW YORK ON NOVEMBER 11, 2021.

The Estate of Alice Neel is represented by David Zwirner Gallery, Victoria Miro Gallery, Xavier Hufkens Gallery, and Aurel Scheibler. Neel has been the subject of several retrospectives and survey exhibitions at international institutions, including the Whitney Museum of American Art in New York, the Walker Art Center in Minneapolis, the Museum of Fine Arts in Houston, the Moderna Museet Malmö in Sweden, the Ateneum Art Museum in Helsinki, the Foundation Vincent van Gogh in Arles, France, the Centre Pompidou in Paris, and the Munch Museum in Oslo. In 2021, her most recent retrospective, Alice Neel: People Come First, traveled to the Metropolitan Museum of Art in New York, the Guggenheim Museum Bilbao, and the de Young Museum in San Francisco. The retrospective's rave reviews and high attendance led to a steady increase in the artist's secondary market, achieving nine out of her top ten auction records since the exhibition's opening in March 2021. The international reach of these exhibitions has also expanded her previously predominantly New York audience to include European and Asian collectors. Neel's auction records are led by Dr. Finger's Waiting Room (1966), which sold for $3,030,000 at Christie's New York on May 13, 2021, The De Vegh Twins (1975), which sold for $2,591,000 at Christie's New York on May 17, 2023, and Light (1980), which sold for $2,310,000 at Christie's New York on November 11, 2021.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


17250
101575
27500
505000
698500
338500
1650500
386500
782500
733291
386500
362500
466000
298000
475000
1040000
1593000
1066800
1865000
1754000
5/7/1993
5/15/2003
12/3/2003
5/14/2008
11/5/2008
11/13/2008
11/11/2009
5/12/2010
5/12/2010
11/3/2010
11/10/2010
11/9/2011
9/29/2015
11/12/2015
11/15/2019
6/29/2020
5/13/2021
3/9/2023
5/17/2023
11/16/2023

Alice Neel (b. 1900, Merion Square, Pennsylvania, d. 1984, New York, New York) is considered one of the greatest portrait artists of the twentieth century. Born and raised in rural Pennsylvania, Neel attended the Philadelphia School of Design for Women (now Moore College of Art and Design), graduating in 1925. After a series of devastating experiences in her personal life, including the death of her first-born child, a divorce, and a deep depression, Neel settled in the Spanish Harlem neighborhood of New York City to pursue her art. She painted neighbors, friends, mothers, children, artists, poets, and activists in a bold, painterly style inspired by modern movements like German Expressionism and Urban Realism, particularly the work of Robert Henri. Neel's socially conscious portraits are characterized by her subjects' diversity and vulnerability as well as her direct approach to painting, which used painted black or blue outlines instead of a sketch. In 1970, she famously painted Andy Warhol with his eyes closed and shirtless, revealing the artist's scarred torso and supportive corset due to his bullet wound from his murder attempt two years earlier. Although Neel painted at the height of Abstract Expressionism, she never veered away from her style of portraiture. At first, her resistance to the trends of the art world worked against her; however, her commitment to intimate portraiture became her strength by the 1970s. In 1974, the Whitney Museum of American Art organized the first major retrospective of the artist, which was quickly followed by a series of prominent survey exhibitions across the country. She received numerous honors and awards during her lifetime, including an honorary doctorate from Moore College of Art and Design and a National Women's Caucus for Art award alongside Isabel Bishop, Louise Nevelson, and Georgia O'Keeffe, presented to her by President Jimmy Carter in 1979. Towards the end of her life, Neel spent more time visiting her daughter's family in Vermont, lecturing at the Vermont Studio Center. Neel died of cancer on October 13, 1984, in her New York City apartment.




NEEL '68

ALICE NEEL



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Alice Neel with the following criteria: Portraits on canvas from the 1960s and 1970s that measure over 40 inches in height. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 13.8% CAGR implied from selected sales occurring from May 7, 1993, to November 15, 2023.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Alice Neel have a record price compound annual growth rate ("CAGR") of 19.2% from February 23, 1985 to June 30, 2023. This calculation is based on (i) a record price of $3,000 on February 23, 1985, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $2,500,000, the most recent record price as of June 30, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Alice Neel is 3.6%, which is based on 5 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Alice Neel was September 26, 2002 and ending on the last date a repeat sale occurred for such artist, which in the case of Alice Neel was October 1, 2021. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

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